EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (together with the Schedules and Exhibits hereto, the "Agreement") dated as of December 9, 2004 is entered into by and among Vacation Acquisition, LLC, a Delaware limited liability company ("Purchaser"), and FS Tours, Inc., a Delaware corporation (the "Company"), a wholly-owned direct subsidiary of Flightserv, Inc., a Delaware corporation ("Flightserv") and a wholly-owned indirect subsidiary of RCG Companies Incorporated, a Delaware corporation ("RCG").

                                    RECITALS:

         1. Pursuant to an Asset Purchase Agreement dated as of October 31, 2003 (the "2003 Asset Purchase Agreement"), by and among the Company, VE Holdings, Inc. ("VE Holdings"), Suntrips, Inc. and FS SunTours, Inc. ("FS SunTours"), the Company purchased from VE Holdings, substantially all of the assets of VE Holdings used exclusively or principally by or relating to the business of serving as public charter airline operator under the name of `Vacation Express' (the "Business"), subject to certain liabilities in connection with the Business;

         2. Pursuant to the 2003 Asset Purchase Agreement, FS Tours was indemnified by VE Holdings with respect to certain representations, warranties, covenants and agreements made by VE Holdings therein;

         3. Purchaser desires to purchase, and the Company desires to sell, substantially all of the assets of the Company used in and comprising the Business, on the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of premises and the respective covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   Article I
                                   DEFINITIONS

         The definitions of the following terms are set forth in the Sections specified below and, unless otherwise specified, will apply throughout this
Agreement:

DEFINITION                                 SECTION
----------                                 -------

Action                                     Section 4.12

Affiliate                                  Section 2.2(b)

Agreement                                  Preamble

Allocation Schedule                        Exhibit A

Ancillary Documents                        Section 4.2

Assets                                     Section 2.2(a)

DEFINITION                                 SECTION
----------                                 -------

Assumed Contracts                          Section 2.3

Assumed Liabilities                        Section 2.3

Assumption Agreement                       Section 9.3

Benefit Plans                              Section 4.13

Bill of Sale                               Section 9.2

Business                                   Recital 1

Business Day                               Section 3.2

Business Intellectual Property             Section 4.20

Claims                                     Section 4.5

Closing                                    Section 9.1

Closing Date                               Section 9.1

Code                                       Section 4.8(a)

Company                                    Preamble

Consents                                   Section 4.11

Control                                    Section 2.2(b)

Employee                                   Section 4.18

Environmental Claims                       Section 4.16

Environmental Laws                         Section 4.16

ERISA                                      Section 4.13

Excluded Assets                            Section 2.2(b)

Excluded Contracts                         Section 2.2(b)(iv)

Excluded Liabilities                       Section 2.4

Financial Information                      Section 4.9(a)

Flightserv                                 Preamble

FS SunTours                                Recital 1

FS SunTours Payment                        Section 7.6

Governmental Authority                     Section 4.11

DEFINITION                                 SECTION
----------                                 -------

Hazardous Materials                        Section 4.16

Hazardous Substances                       Section 4.16

Hired Employee                             Section 6.3(a)

Indemnified Party                          Section 10.5

Indemnifying Party                         Section 10.5

Intellectual Property                      Section 4.20

Intellectual Property Assignments          Section 9.2

Knowledge of the Company                   Section 4.5

Lease Assignments                          Section 9.2

Lease Realty                               Section 4.17(b)

Leases                                     Section 4.17(b)

Lien                                       Section 4.3(d)

Loss                                       Section 10.1

Material Adverse Effect                    Section  4.9(b)

Material Contracts                         Section 4.14(a)

MyTravel                                   Section 9.2(i)

Permits                                    Section 4.12

Permitted Liens                            Section 4.6

Person                                     Section 2.2(b)

Purchase Price                             Section 3.1

Purchaser                                  Preamble

RCG                                        Preamble

Recipients                                 Section 6.4

Registered Intellectual Property           Section 4.20

Release                                    Section 4.16

RSI Contract                               Section 2.2(b)(x)

Seller                                     Preamble



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

DEFINITION                                 SECTION
----------                                 -------

Tax Returns                                Section 4.8(b)

Taxes                                      Section 4.8(a)

Third Party Claim                          Section 10.5

Threshold                                  Section 10.3

Transitory Arrangements                    Section 2.2(b)(ix)

Transmeridian                              Section 7.5

VE Holdings                                Recital 1

2003 Asset Purchase Agreement              Recital 1


                                   ARTICLE II
                           SALE AND PURCHASE OF ASSETS

      2.1 Transfer of the Assets. On the terms and subject to the conditions of this Agreement, the Company agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase and accept from the Company, at the Closing, all of the Company's right, title and interest in and to the Assets owned or controlled by the Company or used in the Business as currently operated by the Company.

      2.2 Assets.

      (a) As used in this Agreement, the term "Assets" shall mean the Business, properties, assets and rights of the Company (other than the Excluded Assets), including, in each case as relating exclusively to the Business:

            (i) all of the Company's right, title and interest in, to and under the Leased Realty;

            (ii) except to the extent any of the following are Excluded Assets, all inventory, computer equipment and hardware (including "thin client computers"), equipment, supplies and other goods, all office furniture and fixtures, leasehold improvements, machinery, owned vehicles, and other tangible personal property and the Leases related thereto set forth on
      Schedule 2.2(a)(ii);

            (iii) all right, title and interest of the Company in, to and under all Contracts to which they are a party listed on Schedule 2.2(a)(iii), but excluding any Excluded Contracts;

            (iv) except to the extent any of the following are Excluded Assets, all accounts receivable of the Business (net of any reserves for bad debt), and notes payable to the Company in relation to the Business and all claims, contract rights and judgments relating thereto, including all of the Company's rights to any proofs of claim filed against account debtors and any negotiable instruments, letters of credit or any other writing that evidences a right of the Company to the payment or performance of a monetary obligation;

            (v) any securities, whether certificated or uncertificated, held by the Company;

            (vi) all right, title and interest of the Company in, to and under all Permits, to the extent such Permits are transferable;

            (vii) all prepaid assets, including all prepaid rentals and all prepaid expenses, bonds (including the surety bonds), escrow accounts and deposits of the Company except to the extent any such prepaid assets are Excluded Assets;

            (viii) the originals and all copies of all books of account, sales and promotional materials, general, financial, accounting and personnel records solely with respect to any Hired Employee, files, manuals, invoices, customers and suppliers lists and other data owned or used by the Company, but excluding the corporate minute books, stock records and organizational documents of the Company;

            (ix) all right, title and interest of the Company in, to and under all Business Intellectual Property (including the trademark, tradename and name `Vacation Express'), except to the extent any Business Intellectual Property is an Excluded Asset;

            (x) all of the Company's right, title and interest in, to and under telephone numbers, answering service numbers, e-mail addresses, web pages, and other communication codes, numbers or devices (including the software components for all internet websites for or used by the Company, other than the `SunTrips' website);

            (xi) all of the Company's right, title and interest in, to and under all passenger escrow accounts maintained with a bank or other financial institution or received from any customer for deposit therein;

            (xii) all causes of action, other than those related to or otherwise arising in connection with, the Excluded Assets or Excluded Liabilities;

            (xiii) all goodwill relating exclusively or principally to the Business;

            (xiv) all right, title and interest of the Company in, to and under any indemnity rights of the Company arising under or with respect to the 2003 Asset Purchase Agreement, solely to the extent it relates to the Business or Vacation Express; and

            (xv) any other assets used exclusively or principally in the Business on the Closing Date that are not specifically listed above.

(b)   The term "Excluded Assets" shall mean:

            (i) the minute books, corporate seal, stock records and organizational documents of the Company;

            (ii) copies of such books of account, general, financial, accounting and personnel records, files, manuals, invoices, customer and suppliers lists and other data as the Company may be required by applicable Laws to retain or as may be necessary to assist the Company in preparation of the Company's Tax Returns;

            (iii) all right, title and interest in, to and under any Benefit Plans listed (or required to be listed) in Section 4.13;

            (iv) those Contracts that are listed on Schedule 2.2(b)(iv) (the "Excluded Contracts");

            (v) all of the Company's right, title and interest in, to and under Tax credits and other Tax benefits, Tax refunds, prepaid Taxes, insurance premium refunds, and insurance and other claims or rights to recoveries and similar benefits of and relating to the Business prior to the Closing Date;

            (vi) all of the Company's right, title and interest in, to and under this Agreement;

            (vii) all notes, drafts, accounts or other obligations for the payment of money, made or owed to the Company by any current or former employees or Affiliates;

            (viii) all of the Company's right, title and interest in, to and under the computer hardware and other equipment on which the SunTrips website is hosted and/or maintained;

            (ix) except in the event of the assignment by the Company and assumption by Purchaser as set forth in Section 7.9, all of the Company's right, title and interest in, to and under those bonds, letters of credit or other similar arrangements listed on Schedule 2.2(b)(ix) (the "Transitory Arrangements");

            (x) all of the Company's right, title and interest in, to and under the Agreement for Licenses of Computer Software by and among Reservation Systems, Inc., Flightserv, FS SunTours and the Company ("RSI Contract"); and

            (xi) all of the Company's right, title and interest in, to and under all cash or accounts (excluding any amounts in passenger escrow accounts held by any bank or financial institution), or received from any customer for deposit therein.

      As used in this Agreement, "Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. "Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization. "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, as trustee or executor, by contract, credit arrangement or otherwise, of the Company.

      2.3 Assumed Liabilities. On the terms and subject to the conditions of this Agreement, at Closing Purchaser will assume and agree to pay, perform and discharge when due the Company's obligations under and with respect to only those trade payables of the Company set forth on Schedule 2.3, in the amount of Eight Million U.S. Dollars (U.S.$8,000,000); provided, however, that Purchaser shall have the right to settle any such trade payable and any resulting reduction shall inure to the benefit of Purchaser; and liabilities or obligations arising under the contracts and other matters, if any, listed on
Schedule 2.3 hereto (the "Assumed Contracts") assumed by Purchaser at Closing (collectively, the "Assumed Liabilities").

      2.4 Excluded Liabilities. Except as expressly assumed in Section 2.3, in no event shall Purchaser assume and be responsible for any other liability, obligation, debt commitment of the Business, the Company, Vacation Express or any Affiliate of RCG, as principal or successor of any kind or nature whatsoever (and Purchaser shall not be deemed a successor owner or operator of the Business), whether absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, due or to become due, or otherwise (collectively, the "Excluded Liabilities"), including, but not limited to, (a) any liability of the Company or any Affiliate of RCG to any employee, former employee or their beneficiaries or dependents, arising out of or accruing in connection with, any employment relationship between the Company or any Affiliate of RCG and such persons or the Company or any Affiliate of RCG and any labor union purporting to represent any such person, or arising out of any employee Benefit Plan, program or policy of the Company or any Affiliate of RCG including, but not limited to, any liability for severance or termination payments arising out of, or alleged to have arisen out of, the transactions contemplated by this Agreement or any prior action or relationship between the Company or any Affiliate of RCG and such employees, including, but not limited to, any and all liabilities and obligations arising under any written or oral agreements with the Company or any Affiliate of RCG or under the Worker Adjustment and Retraining Notification Act and the Consolidated Omnibus Budget Reconciliation Act, if any, and the regulations promulgated thereunder and any applicable similar state or local statute and regulation or at common law; (b) any liabilities or obligations arising under the Assumed Contracts prior to the Closing Date to the extent such liabilities are not Assumed Liabilities, (c) any other liabilities or obligations which otherwise arise or are asserted by reason of the condition of the Assets, events, acts (or failures to act) or transactions occurring, or the operation of the Business, prior to the Closing including, but not limited to, environmental liabilities (including, but not limited to, any Claims relating to or arising from any off-site storage, treatment, recycling or disposal facilities owned, leased or used at any time by the Company); (d) the Claims; (e) any liability or obligation of the Company or any Affiliate of RCG, whenever arising or accruing, arising out of any Excluded Asset; (f) any Taxes of the Company, the Business or any Affiliate of RCG, except as such Taxes are apportioned to Purchaser based on its ownership of the Assets post-Closing Date, in accordance with Section 9.4; (g) any obligation of the Company, the Business or Vacation Express arising under the 2003 Asset Purchase Agreement; (h) any liability or obligation of the Company, the Business or Vacation Express or any Affiliate of the Company arising under that certain Letter of Credit Agreement dated as of March 1, 2004, as amended as of November 9, 2004, by and among RCG, Flightserv, the Company and FS SunTours, K. Wesley M. Jones, Sr., Aubrey John Elam, Jr., Stefano Piraino and Greg Currie and the FiveOaks Capital Partners, LLC, and any ancillary documents referred therein; or
(i) any obligation incurred by the Company or any Affiliate of RCG (including, without limitation, Flightserv) and not expressly assumed by Purchaser hereunder. The parties hereto further agree that all of the Excluded Liabilities shall remain the sole, exclusive obligation and responsibility of the Company.

                                  ARTICLE III
                          PURCHASE PRICE AND ADJUSTMENT


      3.1 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Assets will be Purchaser's assumption of the Assumed Liabilities.

      3.2 [Intentionally Omitted]

      3.3 [Intentionally Omitted]

      3.4 [Intentionally Omitted]

      3.5 [Intentionally Omitted]

      3.6 Effectiveness. In the event that the Closing shall occur, Purchaser and the Company agree that the results of operations of the Business acquired by Purchaser hereunder from 12:01 am on the Closing Date shall be for the account of the Company.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Purchaser as follows:

      4.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company has all requisite power and authority to own its properties, and to conduct its business as presently conducted.

      4.2 Authority; Enforceability. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations arising under this Agreement, the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been, or will be on or prior to the Closing Date, duly and validly authorized by all necessary action on the part of the Company. This Agreement has been, and at the Closing the Ancillary Documents to which it is a party will have been, duly executed and delivered by the Company and constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms except that enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, or other laws, now or hereafter in effect relating to or limiting creditors' rights generally and the remedy of specific performance, injunction and other forms of equitable relief and may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought. As used in this Agreement, "Ancillary Documents" means the Bill of Sale, the Assumption Agreement, the Lease Assignments, the Intellectual Property Assignments, and each instrument, agreement or other document contemplated by this Agreement as being executed and delivered by the applicable party hereto and any side letters delivered by the parties or their Affiliates in connection herewith.

      4.3 No Conflict or Breach. Except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party does not and will not:

      (a) conflict with or constitute a violation of the Certificate of Incorporation or other constitutive documents of the Company;

      (b) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to the Company or the Assets or any portion of any thereof;

      (c) conflict with, constitute a default under, result in a breach or acceleration of or require notice to or the consent of any third party under any contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which the Company is party or by which it is bound or by which the Assets or any portion of any thereof is affected; or

      (d) result in the creation or imposition of any Lien. As used in this Agreement, "Lien" means any lien, security interest, mortgage, pledge, charge or similar encumbrance, of any nature whatsoever on the Assets or any portion of any thereof;

      except in the case of items (b) and (c) where such conflicts, violations, defaults, breaches or consents, individually or in the aggregate, would not have a Material Adverse Effect on the Business or the Assets.

      4.4 Governmental Consents and Approvals. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any governmental authority, except as described in Schedule 4.4 attached hereto.

      4.5 Litigation. Except as set forth on Schedule 4.5, there are no pending or, to the Knowledge of the Company, threatened claims, actions, suits, arbitration proceedings, inquiries, hearings, injunctions or investigations ("Claims") against the Company which if adversely determined would result in a Lien on the Assets or that may seek to enjoin the transactions contemplated hereby. As used in this Agreement, "Knowledge of the Company" or phrases of similar import mean the actual knowledge, after reasonable inquiry, of Gantt Cookson, and the president of the Company and director of finance of the Company.

      4.6 Valid Title; No Liens. Except as set forth on Schedule 4.6, (i) the Company is the sole and exclusive owner of, and has good and valid title, and in the case of the leased (a valid leasehold interest) to, all of the Assets wherever located, free and clear of all Liens other than Permitted Liens and the Assumed Liabilities, and (ii) no other person or legal entity has or will have at Closing any interest whatsoever in any of the Assets. At Closing, the Company will transfer and convey to Purchaser, and Purchaser will acquire, good and valid title to the Assets, free and clear of all Liens of any kind or nature whatsoever, other than Permitted Liens and the Assumed Liabilities. As used in this Agreement, "Permitted Liens" means (i) mechanics', carriers', workmen's or repairmens' Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, (ii) Liens arising by operation of law for Taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings, (iii) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, would not reasonably be expected to materially detract from the value of the property or asset to which it relates or materially impair the ability to use the property or asset to which it relates in substantially the same manner as it was used prior to the Closing Date, and (iv) Liens arising from travel agency regulations relating to customer funds.

      4.7 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of the Company or any Affiliate of the Company in connection with the negotiation or consummation of this Agreement, and there are no claims for any brokerage commission, finder's fee or similar payment due from the Company or its Affiliates.

      4.8 Tax Matters.

      (a) For the purposes of this Agreement, "Taxes" are any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code of 1986 (the "Code") section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      (b) The Company has filed all returns, declarations, reports or information returns or statements relating to Taxes, including any schedules or attachments thereto, and including any amendments thereof ("Tax Returns") that it was required to file prior to the date hereof. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company shown on any such Tax Return have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

      (c) To the Knowledge of the Company no authority will assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any authority in writing to the Company, or (B) as to which any of the direct or indirect shareholders of the Company has Knowledge. Except as provided by Schedule 4.8, no Tax Return filed with respect to the Company has been or currently is the subject of audit.

      (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662. The Company is not a party to any Tax allocation or sharing agreement. The Company has no liability for the Taxes of any other person.

      4.9 Financial Statements; Undisclosed Liabilities.

      (a) The Company delivered to Purchasers the unaudited balance sheets for the Company dated September 30, 2004 and the unaudited operating income statements for the Company for the twelve (12) month periods ended September 30, 2004 (collectively, the "Financial Information"). Except as set forth on Schedule 4.9(a), the Financial Information has been prepared in conformity with GAAP applied on a basis consistent with the Company's past practice (except for changes, if any, required by GAAP and disclosed therein, and except for the absence of notes and normal recurring adjustments). The Financial Information presents fairly and accurately in all material respects the financial position of the Company in the manner required by GAAP, for the applicable time periods covered thereby.

      (b) Except as set forth in Schedule 4.9(b), there has been no change in the business of the Business or the occurrence of any event, in each case, since September 30, 2004 that has resulted, or could be reasonably expected to result, in a Material Adverse Effect. As used in the Agreement, "Material Adverse Effect" means any change or effect that is materially adverse to the financial condition, assets, liabilities or results of operations of the Business, individually or taken as a whole, except for such changes or effects resulting from (a) the transactions contemplated by this Agreement, (b) industry-wide regulatory changes, or
      (c) an event or circumstances affecting (i) the industry in which the Business operates in an country in which the Business operates or (ii) United States economy generally or the economy generally in any other country in which the Business operates.

      (c) The Business does not have any liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, whether accrued, absolute, contingent or otherwise, except such liabilities that (i) are reflected, disclosed or reserved against in the Financial Information, or (ii) were incurred after September 30, 2004 in the ordinary course of business by the Company, consistent with past practice. Except as otherwise disclosed herein (including on the Schedules hereto), the Business will not have at Closing any other liabilities that are material to the Business; provided, that this representation and warranty shall not apply, and there shall be no breach of this representation and warranty, to the extent that any such liability is (i) unknown and upon reasonable investigation could not have been known or
      (ii) disclosed

      (d) The Financial Information is based upon information contained in the books and records of the Company, which such books and records have been kept in accordance with GAAP, consistent with past practice.

      4.10 Receivables. Except as set forth in Schedule 4.10, all accounts receivable and notes receivable of the Business (i) to the Company's Knowledge, are valid obligations of the obligors, (ii) have arisen from bona fide transactions in the ordinary course of business consistent with past practice,
(iii) are, to the Company's Knowledge, collectible in the ordinary course of business and have been adequately reserved for in the Financial Information.

      4.11 Consents and Approvals. The execution and delivery of this Agreement and each Ancillary Document to which the Company is a party does not, and the performance by the Company of this Agreement and each Ancillary Document to which the Company is party and the consummation of the transactions contemplated hereby and thereby will not, require the Company to obtain (i) any consent, approval, waiver, authorization or permit of, or to make any filing or registration with or notification to ("Consents"), any court, agency or commission, or other governmental entity, authority or instrumentality, whether domestic or foreign (each, a "Governmental Authority"), or (ii) any Consent of any third party under any Contract, except where the failure to obtain such Consent would not have a Material Adverse Effect and except for the Consents set forth in Schedule 4.11.

      4.12 Permits/Compliance with Laws. The Company possess all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and assets and to carry on the Business as it is now being conducted (collectively, the "Permits"), and there is no Action pending or, to the Knowledge of the Company, threatened, regarding suspension or cancellation of any such Permits. Except as set forth in Schedule 4.12, the Company is in compliance in all material respects with such Permits and in compliance with all material Laws applicable to them or by or to which any of the Assets are bound or subject. Except as set forth in Schedule 4.12, none of the Permits will lapse, terminate or expire as a result of the performance of this Agreement by the Company or the consummation of the transactions contemplated hereby. As used in this Agreement, "Action" means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

      4.13 Employee Benefit Plans; ERISA. Schedule 4.13 lists each Benefit Plan. Except as set forth on Schedule 4.13, or to the extent that any breach of the representations set forth in this sentence would not have a Material Adverse
Effect: (i) each Benefit Plan has been administered and operated in all respects in accordance with its terms and in accordance with the applicable provisions of the Code and ERISA; (ii) no Benefit Plan is subject to Title IV of ERISA or subject to section 412 of the Code or section 302 of ERISA; (iii) neither the Company nor to the Knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in section 4975(e) (2) of the Code and section 3(14) of ERISA, respectively) has engaged in any transaction in connection with any Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to section 502 of ERISA or an excise tax pursuant to section 4975 of the Code; (iv) no Benefit Plan provides for post-employment or retiree welfare benefits, except to the extent required by Part 6 of Title I of ERISA or section 4980B of the Code; and (v) no Action has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Benefit Plan (other than routine claims for benefits payable in the ordinary course and appeals of denied claims). As used in this Agreement, "Benefit Plans" means any "employee benefit plan" with the meaning of Section 3(3) of ERISA that is maintained or contributed to by the Company (or any of its Affiliates) for the benefit of Employees. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      4.14 Contracts.

      (a) Set forth on Schedule 4.14(a) is a complete list of all of the following contracts (the "Material Contracts"): (i) noncompetition or other agreements restricting the ability of the Company to engage in any line of business in any location, (ii) each contract involving payments made by the Company that are expected to exceed Fifty Thousand Dollars ($50,000), and (iii) each contract involving payments made to the Company that are expected to exceed Fifty Thousand Dollars ($50,000).

      (b) Each Material Contract is a valid and binding obligation of the Company party thereto and is enforceable by the Company in accordance with its terms against each other party thereto and except as set forth on
      Schedule 4.14(b), the Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To the Knowledge of the Company, none of the other parties to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder or has given notification of cancellation thereunder. To the Knowledge of the Company, no defenses, offsets or counterclaims to any Material Contract have been asserted by any party thereto other than the Company, and the Company has not waived any rights under any Material Contract.

      (c) Except as set forth specifically on Schedule 4.14(c), the Company is not party to, and none of the Assets is subject to, any agreement, understanding or other arrangement with respect to any:

            (i) contracts under which the Company is a lessor or sublessor of, or makes available for use by any third party, (a) any real property owned or leased by the Company exclusively or principally in connection with the Business, or any portion of premises otherwise occupied by the Company, or
      (b) any material personal property owned or leased by the Company exclusively or principally in connection with the Business;

            (ii) contracts under which the Company has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed any indebtedness, liability or obligation of any third party (other than any loan made to any employee for relocation, travel or other employment--related purposes, in each case, in the ordinary course of business consistent with past practice), or any other note, bond, indenture or other evidence of indebtedness;

            (iii) contracts under which any other person has directly or indirectly guaranteed any indebtedness, liability or obligation of the Company, or letter of credit issued to guarantee any obligation of the Company, or any vendor or customer of the Company; or

            (iv) contracts with any Governmental Authority except those entered into in the ordinary course of business consistent with past practice which do not involve aggregate payments thereunder by the Company in excess of Fifty Thousand Dollars ($50,000).

      4.15 Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment included in the Assets are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being employed. Except (i) for the Excluded Assets, (ii) as set forth on Schedule 4.15, the Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

      4.16 Environmental Matters. Except as set forth in Schedule 4.16, there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company. To the Knowledge of the Company, there have been no Releases of Hazardous Materials on, beneath or adjacent to any property currently or formerly owned, operated, or leased by the Company in quantities sufficient to form the basis for an Environmental Claim. As used in this Agreement, "Environmental Claim" means any Action or notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response cost, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation of any Environmental Law. As used in this Agreement, "Environmental Laws" means all laws and regulations relating to pollution or protection of human health or the environment, including laws relating to Release or threatened Release of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport of handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. As used in this Agreement, "Hazardous Material" means all materials regulated by law as capable of causing harm or injury to human health or the environment, including
(a) Hazardous Substances, (b) friable asbestos containing materials, (c) polychlorinated biphenyls, (d) highly toxic materials as defined by OSHA in 29 C.F.R. ss. 1910.1200, (d) radioactive materials and (f) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law. As used in this Agreement, "Hazardous Substances" means any hazardous substances within the meaning of Section 101(14) of CERCLA, 42 U.S.C ss. 9601(14), or any pollutant or constituent that is regulated under any Environmental Law. As used in this Agreement, "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata), or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

      4.17 Real Property.

      (a) There is no real property to which the Company has legal or equitable title.

      (b) Schedule 4.17(b) sets forth a true and complete list of all real property in which the Company has a valid and subsisting leasehold or other interest (the "Leased Realty"). To the Knowledge of the Company, the Company as the lessee of each particular piece of Leased Realty possesses a valid and subsisting leasehold or other interest in such Leased Realty pursuant to the leases or other instruments set forth in Schedule 4.17(b) (the "Leases"). Each Lease is in full force and effect and the Company have not received any outstanding notice of default from the landlord under any such Lease. There has not occurred any event of default under any Lease or any event which, with or without lapse of time, shall constitute an event of default thereunder.

      4.18 Labor Matters.

      (a) Schedule 4.18(a) sets forth a complete list of all employees of the Company engaged in the Business ("Employee").

      (b) Except as set forth in Schedule 4.18(b), the Company is not a party to
      (i) any collective bargaining agreement or similar agreement with any labor organization or employee association, or (ii) any other written employment contract.

      (c) Except as set forth in Schedule 4.18(c), no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no such grievance or proceeding is threatened.

      (d) Except as set forth in Schedule 4.18(d), since November 1, 2003, there has not been, nor is there pending, or, to the Company's Knowledge, threatened, (i) any labor dispute between the Company and any labor organization, or any strike, slowdown, jurisdictional dispute, work stoppage or other similar organized labor activity involving any Employee of the Company or affecting the Company or (ii) any union organizing, or election activity involving, any employee of the Company.

      (e) There exists no pending or to the Knowledge of the Company, threatened lawsuit, administrative proceeding or investigation between the Company and any current or former director, officer or employee of the Company, including any claim for wrongful termination, breach of express or implied contract of employment or for violation of equal employment opportunity laws.

      (f) Except as set forth in Schedule 4.18(f), there exists no pending or, to the Knowledge of the Company, threatened lawsuit, administrative proceeding or investigation of the Company or any employee thereof regarding allegations of hostile work environment, sexual discrimination or racial discrimination.

      (g) All bonuses due and payable to any Employee as of the Closing Date have been paid. 4.19 Insurance. Set forth in Schedule 4.19 is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to the Business, including the coverage amounts and expiration dates thereof. All policies set forth in Schedule
      4.19 are in full force and effect and shall remain in full force and effect through the Closing Date and no pending notice of default, cancellation or termination has been received by the Company with respect to any such policy.

      4.20 Intellectual Property.

      (a) Schedule 4.20(a) sets forth all of the following United States and foreign Business Intellectual Property: (i) patents and patent applications (including provisional applications); (ii) trademark registrations and trademark applications; (iii) registered copyrights and applications for copyright registration; and (iv) domain names (the items set forth in the forgoing clauses (i) through (iv), collectively, the "Registered Intellectual Property"). All necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property that have come due have been paid and all necessary maintenance and renewal documents in connection with such Registered Intellectual Property that have come due have been filed with the relevant patent, copyright, trademark or domain name authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. As used in this Agreement, "Business Intellectual Property means any Intellectual Property that is owned by or licensed to the Company exclusively or primarily for the benefit of the Business, other than any Intellectual Property that is an Excluded Asset. As used in this Agreement, "Intellectual Property" means any or all of the following: (i) all patents and applications therefor and reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists; (iii) copyrights, copyright registrations and applications therefor; (iv) trade names, trade dress, logos, trademarks and service marks, and registrations and applications therefor and the goodwill associated therewith; (v) databases; (vi) computer software, including all source code therefor and (vii) domain names and all rights therein throughout the world.

      (b) Schedule 4.20(b) sets forth any proceedings or actions before any court, tribunal challenging the validity or the Company's ownership of any of the Registered Intellectual Property.

      (c) Except as set forth on Schedule 4.20(c), the Company has not granted to any Person any rights in the Business Intellectual Property.

      (d) To the Knowledge of the Company, the operation of the Business, taken individually or as a whole, as such Business currently is conducted, does not infringe or misappropriate the Intellectual Property of any other Person. The Company has not received any notice from any Person that the provision of their respective services, infringes or misappropriates the Intellectual Property of any Person. Except as set forth on Schedule 4.20(d), to the Knowledge of the Company, no Person is infringing or misappropriating any of the Business Intellectual Property.

      4.21 Customer Relationships. To the Knowledge of the Company, other than past due payables, all of which are listed on Schedule 4.21, there exists no condition, state of facts or circumstances involving any customers, suppliers, distributors or vendors of the Company (including airlines), that has resulted in, or could be reasonably expected to result in, a Material Adverse Effect.

      4.22 Customer Deposits and Pre-Paid Expenses. The customer deposits and prepaid expenses of the Company are reasonable in amount, were obtained in the Company's ordinary course of business and, to the Knowledge of the Company, can be used by Purchaser in the conduct of the Business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

      4.23 Full Disclosure. None of the information contained in this Agreement (including the Schedules and Exhibits hereto) or in any Ancillary Document to be furnished by the Company (i) contains an untrue statement of a material fact as of the date when made or (ii) omits to state any material fact necessary to be stated in order to make any other statements herein or therein not misleading in light of the circumstances under which they were made. Copies of all documents referred to in any Schedule hereto have been delivered to Purchasers and are true, correct and complete copies thereof, including all minutes, exhibits, schedules, appendices, supplements or modifications thereto and all written waivers thereunder.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to the Company as follows:

      5.1 Organization and Good Standing; Governing Documents. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite power and authority to own its properties and to conduct its business as presently conducted.

      5.2 Authority; Enforceability. Purchaser has all requisite power and authority to execute and deliver this Agreement, the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been, or will be on or prior to the Closing Date, duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been, and the Ancillary Documents to which Purchaser is a party will be on and as of the Closing Date, duly executed and delivered by Purchaser and constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

      5.3 No Conflict or Breach. The execution, delivery and performance of this Agreement and the Ancillary Documents to which Purchaser is a party will not:

      (a) conflict with or constitute a violation of the Certificate of Formation, the Limited Liability Company Agreement or other constitutive documents of Purchaser;

      (b) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to Purchaser; or

      (c) conflict with, constitute a default under, result in a breach or acceleration of or require notice to or the consent of any third party under any contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which Purchaser is party or by which it is bound, other than notices which have been given and consents which have been obtained;

      except in the case of (b) and (c) where such conflicts, violations, defaults, breaches or consents, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser.

      5.4 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement or the Ancillary Documents to which it is a party, do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any governmental authority, except as described in Schedule 5.4 attached hereto.

      5.5 Litigation. There are no Claims pending or, to the knowledge of Purchaser, threatened, against Purchaser which if adversely determined would result in a Lien on its assets or that may affect or seek to enjoin the transactions contemplated hereby.

      5.6 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of Purchaser or its Affiliates in connection with the negotiation or consummation of this Agreement, and there are no claims for any brokerage commission, finder's fee or similar payment due from Purchaser or its Affiliates.

                                   ARTICLE VI
                                    COVENANTS

      6.1 Conduct of Business. Except as expressly permitted by this Agreement or with the prior written consent of Purchaser, during the period from the date hereof until the Closing Date, the Company shall conduct the Business only in the ordinary course consistent with past practice (including maintaining current advertising practices, maintaining salary levels as in effect on the date hereof and refraining from hiring additional executive-level personnel) and the Company shall use commercially reasonable efforts (subject to availability of capital to run its operations) to preserve intact its present business organization, keep available the services of its present officers, employees and independent contractors, maintain the Assets in good condition and preserve its current working conditions and relationships with customers, suppliers, creditors and business partners.

      6.2 Bulk Transfer Laws. Purchaser hereby waives compliance by the Company with the provisions of any "bulk transfer law" of any jurisdiction in connection with the sale of the Assets to Purchaser; provided that such Purchaser shall be entitled to indemnification in connection therewith pursuant to Section 10.1.

      6.3 Employees.

      (a) Purchaser shall have the option, at its sole discretion, to offer employment, effective as of the Closing Date, to any Employee; provided, however, that Purchaser shall have no obligation to offer employment to any Employee. Each Employee who accepts an offer of employment from a Purchaser, if any, is hereinafter referred to as a "Hired Employee".

      (b) It is hereby acknowledged and agreed that the Company shall have no liability of any type or nature in relation to any Hired Employee other than any such liabilities arising prior to the Closing Date and which are not subject to indemnification by Purchaser as set forth in the following sentence. Purchaser hereby agrees, to indemnify and hold harmless the Company from any payments with respect to claims for severance, bonus, accrued vacation, or other employee benefit obligations imposed upon, incurred or suffered by the Company arising out of or relating to any of Purchaser's actions with regard to any Hired Employee (including termination of employment thereof). Schedule 6.3 hereto sets forth a list of those employees to whom Purchaser intends to make offers of employment.

      (c) The Company will pay to all Hired Employees all accrued employee benefits arising under any employee Benefit Plan up to and including the Closing Date within the time required by applicable law, but in no event later than thirty (30) days from the Closing Date. In addition, the Company agrees to deliver to all Hired Employees and any benefit provider any and all notices with respect to their employment by the Company and their Benefit Plan in connection therewith, as may be required by applicable law as a result of the transactions contemplated hereby.

      (d) Effective upon the Closing Date, all Hired Employees shall cease to participate in the eRCG 401(k) Plan (the "eRCG Plan"). The Company will permit each Hired Employee who is a participant in the eRCG Plan to elect a distribution of his or her account balance in the eRCG Plan, pursuant to the provisions thereof and in accordance with ERISA.

      6.4 Confidentiality; Tax Disclosure.

      (a) From and after the Closing, the Company shall, and shall use reasonable efforts to cause its Affiliates and their respective officers, directors, employees and advisors (collectively, the "Recipients") to, keep confidential any information relating to the Business, except for any such information that (i) is available to the public on the Closing Date,
      (ii) thereafter becomes available to the public other than as a result of a disclosure by the Company or any of the Recipients, or (iii) is or becomes available to the Company or any of the Recipients on a non-confidential basis from a source that to the Company's or such Recipient's knowledge is not prohibited from disclosing such information to the Company or such Recipient by a legal, contractual or fiduciary obligation to any other Person; provided, that nothing contained in this
      Section 6.4(b) shall prohibit the Company from disclosing any information in connection with any Action by or against the Company or any of its Affiliates or any disclosure required by law by any Affiliate of the Company. Should the Company or any such Recipient be required to disclose any such information in response to a governmental order or as otherwise required by law or administrative process, it shall inform the Purchaser in writing of such request or obligation as soon as possible after the Company is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the Purchaser. If the Company or such Recipient is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise. Nothing in this Agreement shall be deemed to restrict Company's Affiliate from filing an 8-K and issuing a press release with respect to the transactions contemplated hereby; provided, however, that Purchaser and Company's Affiliate shall agree on all language describing this transaction to be contained therein, such agreement not to be unreasonably withheld.

      (b) Anything herein to the contrary notwithstanding, each party hereto (and each employee, representative, or other agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the Federal income tax treatment and Federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. This authorization of disclosure is retroactively effective immediately upon commencement of the first discussions regarding the transactions contemplated herein, and the parties aver and affirm that this tax disclosure authorization has been given on a date which is no later than thirty (30) days from the first day that any party hereto (or any employee, representative, or other agent of any party hereto) first made or provided a statement as to the potential tax consequences that may result from the transactions contemplated hereby.

      6.5 Notification of Certain Matters. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause the Company or any Purchaser, as the case may be, to fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      6.6 Access to Books and Records Following the Closing. Following the Closing, Purchaser shall permit the Company and their authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records which relate to transactions or events occurring prior to the Closing or transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to the Closing.

      6.7 Non-Competition; Non-Solicitation.

      (a) For the period of three (3) years commencing on the Closing Date neither the Company nor any of its Affiliates shall directly or indirectly
      (i) engage in public charter airline business in competition with Purchaser using the same gateways as those used by the Company as of the Closing Date or (ii) have an ownership interest in, any person, firm, corporation, association or other enterprise that is directly or indirectly engaged in conducting public charter operations using the same gateways used by the Company as of the Closing Date (the "Restricted Activity"); provided, however, that nothing contained in this Section 6.7 shall prohibit the Company or any of its Affiliates from owning, in the aggregate, (x) three percent (3%) or less of any class of capital stock or other equity interest of any company engaged in any Restricted Activity that has securities listed on a national or regional securities exchange or traded in the over-the-counter market or (y) one percent (1%) or less of any class of capital stock or other equity interest of any other business enterprise engaged in any Restricted Activity. For purposes of clarification, "using the same gateways" shall mean flying a route which has the same departure and destination cities as those of a route flown by Vacation Express. For example, the Company or its Affiliates cannot fly a route which has a Vacation Express departure city to a Vacation Express destination city. But, the Company or its Affiliates may fly a route from a Vacation Express departure city to a non-Vacation Express destination city, or from a non-Vacation Express departure city to a Vacation Express destination city, and not be in violation of this Section 6.7 In addition, the parties agree that upon the consummation of the acquisition of an online travel consolidator by the Company or any of its Affiliates, the Company and its Affiliates may sell scheduled airline service on Vacation Express' gateways, as long as Vacation Express flights receive preferential display on the Worldspan booking/distribution system or on a different global distribution system. In no event shall the Company or any of its Affiliates be permitted to work with any other charter company with respect to the provision of airline services/vacation packages using the same gateways as those used by Vacation Express without violation of this
      Section 6.7. In connection with the foregoing, (i) Purchaser hereby represents that the limitations set forth herein are reasonable and are properly required for the adequate protection of the Business and (ii) the Company hereby acknowledges and agrees to the foregoing.

      (b) For the period of three (3) years commencing on the Closing Date neither the Company nor any of its Affiliates shall directly or indirectly induce or attempt to induce any Hired Employee or other employee of a Purchaser to leave the employ of such Purchaser, or in any way interfere with the relationship between such Purchaser and any Hired Employee or other employee thereof.

      (c) The Company agrees that Purchaser would suffer irreparable harm from a breach by the Company or any of its Affiliates of any of the covenants or agreements contained in this Section 6.7. In the event of an alleged or threatened breach by the Company or any of its Affiliates of any of the provisions of this Section 6.7, Purchaser or its Affiliates or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. To the extent of any breach of this
      Section 6.7 by the Company or any of its Affiliates, the noncompete period for the Company or any of its Affiliates shall automatically be extended by the length of such breach.

      6.8 Credit Card Processing. During the period between the date hereof and the Closing Date, the Company shall be responsible for conducting, and/or ensuring the conduct of, all credit card processing relating to the Business.

      6.9 Remaining Transitional Arrangement. The Company's letter of credit with respect to the Leased Realty will be returned to the Company by the landlord within thirty (30) days of Purchaser's delivery to the landlord of immediately available funds equal to the amount of US$ 105,175.

      6.10 [Intentionally Omitted]

      6.11 Operating Account Balances. The Company will maintain sufficient available dollar account balances in the operating account at Fidelity Bank, Account #018 000 7558 at all times to pay all checks drawn on such account by the Company or Vacation Express prior to the Closing.

      6.12 FS SunTours Credit. Purchaser's Affiliate shall give FS SunTours a one year, non-assignable, 25% credit per invoice (inclusive of all marketing and advertising deductions), up to a maximum amount of Six Hundred Thousand Dollars (US$ 600,000.00). Purchaser's Affiliate shall charge FS SunTours rates no less favorable than those charged to other third parties.

      6.13 FS SunTours Amounts Forgiven. Purchaser's Affiliates shall forgive and release FS SunTours from any and all amounts due to Purchaser's Affiliates from FS SunTours relating to arrivals up to and including November 21, 2004. The amount forgiven hereunder is $381,907.

      6.14 FS SunTours Prepayments. After the Closing Date FS SunTours will prepay all arrangements and business with Purchaser, d/b/a Vacation Express and its Affiliates.

                                  Article VII
                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

         The obligations of Purchaser to consummate or cause the consummation of the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date, unless specifically waived in writing by Purchaser prior to the Closing Date:

      7.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except in the case of those that speak of a specific date, which shall be true and correct in all material respects on and as of such date.

      7.2 Compliance with Covenants. The Company shall have duly performed and complied or caused the performance or compliance with in all material respects all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing.

      7.3 Absence of Litigation. No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which would adversely affect the right of the Purchaser to own, operate or control the Assets or any portion thereof after the Closing Date.

      7.4 Due Diligence. The results of Purchaser's due diligence shall be satisfactory to it in its sole and absolute discretion.

      7.5 FS SunTours Payable. FS SunTours shall have paid in full to Purchaser's Affiliates, any and all sums due and owing to them for all arrivals from and including November 22, 2004 up to and including the Closing Date (the "FS Suntours Payment") on or before the Closing.

      7.6 Termination of DBA Certificates. The Company shall deliver to Purchaser executed documents sufficient under applicable law or regulations to terminate any and all DBA Certificates, and change the name on any business or other authorization, currently under or using the name `Vacation Express.' 7.7 Permits. Purchaser shall have obtained any and all Permits in its name necessary to run the Business to the extent the Company's Permits are not assignable.

      7.8 Company's Affiliate Guarantee. The Company shall have delivered to Purchaser a letter, on terms reasonably acceptable to Purchaser, from Company's Affiliate guaranteeing all of the Company's or any of its Affiliates payment and performance obligations arising hereunder, all as set forth therein.

      7.9 Transitional Arrangements. The Company shall deliver (a) the written consent by National City Bank of the Midwest to the assignment of all of the Company's right, title and interest in, to and under the deposit/letter of credit and Security Agreement number 272 to Purchaser; (b) Fidelity Bank's written acceptance of, and consent to, the assignment of all of the applicant's right, title and interest in, to and under the deposit/letter of credit with Airline Reporting Corporation ("ARC"); (c) Fidelity Bank's written consent to the assignment of all of the Company's right, title and interest (as applicant) in, to and under the letter of credit issued for the benefit of Delta Airlines, to the Purchaser.

      7.10 Ancillary Documents. The parties thereto (other than persons under the control of Purchaser) shall have executed and delivered all of the Ancillary Documents, including those contemplated to be delivered pursuant to Section 9.2.

                                  ARTICLE VIII
                CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

      The obligations of the Company to consummate or cause the consummation of the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing Date, unless specifically waived in writing by the Company prior to the Closing:

      8.1 Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects on the date of this Agreement, and shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except in the case of those that speak of a specific date, which shall be true and correct in all material respects on and as of such date.

      8.2 Compliance with Covenants. Purchaser shall have duly performed and complied or caused the performance and compliance in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing.

      8.3 Absence of Litigation. No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

      8.4 Purchaser Affiliate Guarantee. Purchaser shall deliver to the Company and RCG a letter, on terms reasonably acceptable to the Company, from Purchaser's Affiliate guaranteeing all of Purchaser's payment and performance obligations arising hereunder.

      8.5 Ancillary Agreements. The parties thereto (other than persons under the control of the Company) shall have executed and delivered the Ancillary Documents, including those contemplated to be delivered pursuant to Section 9.3.

                                   Article IX
                                     CLOSING

      9.1 Closing. The closing of the sale of the Assets (the "Closing") shall take place at the offices of Curtis, Mallet-Prevost, Colt & Mosle LLP, 101 Park Avenue, New York, New York, or such other place as may be mutually agreed upon by the parties hereto. The date of the Closing is referred to as the "Closing Date."

      9.2 Deliveries by Seller. At the Closing, the Company shall deliver or cause to be delivered to Purchaser the following:

      (a) A certificate of an authorized officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof.

      (b) A copy of all corporate resolutions authorizing the execution, delivery and performance by the Company and RCG of this Agreement and such other agreements as may be executed and delivered by the Company pursuant to this Agreement, and the consummation of the transactions contemplated herein and therein, accompanied by the certification of an authorized representative of each of the Company and RCG to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded.

      (c) Good standing certificates from the Secretary of State of Delaware for the Company and RCG. (d) Bill of sale and assignment of the Assets executed by the Company in favor of Purchaser (the "Bill of Sale"), in the form annexed here to as Exhibit B.

      (e) Assignment and assumption of the Lease and such other documents and instruments (including, without limitation, an estoppel certificate and a consent of the Landlord, each executed by the landlord of the Leased Realty) as may reasonably be requested by Purchaser for the assignment by the Company to Purchaser of the Leased Realty, mutually agreed between Purchaser and the Company (the "Lease Assignments").

      (f) Assignments for the assignment by the Company to Purchaser of the Business Intellectual Property (the "Intellectual Property Assignments"), in the form annexed hereto as Exhibit D.

      (g) An opinion of legal counsel of the Company and RCG satisfactory to Purchaser, in the form annexed hereto as Exhibit E.

      (h) RCG will obtain and deliver to Purchaser releases from MyTravel USA Holdings, Inc. ("My Travel"), Pace Airlines, Inc., and K. Wesley M. Jones, Sr., Greg Currie, and FiveOaks Capital Partners, LLC, in favor of Purchaser and its Affiliates, substantially in the form of Exhibit H (i),
      (ii) and (iii) hereto.

      (i) A copy of the consent of MyTravel to the assignment of all right, title and interest in, to and under any indemnification rights of the Company arising under and with respect to the 2003 Asset Purchase Agreement.

      (j) Proof of the FS SunTours Payment.

      (k) Purchaser, Flightserv and FS SunTours shall have entered into mutually acceptable letter agreements with respect to the division of the Solarcom LLC Equipment Leases with Flightserv and the MCI Services Agreement dated August 27, 2004 between MCI WORLDCOM Communications, Inc. and Flightserv.

      (l) Such other documents, instruments or agreements as may be reasonably requested by Purchaser, including, without limitation, copies of all third party consents to the transfer and assignment of the Assets, the Permits and the Assumed Contracts.

      9.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to the Company (except as otherwise noted in (j) below) the following:

      (a) A certificate of an authorized officer of Purchaser confirming the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof.

      (b) A copy of all corporate resolutions authorizing the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated herein and therein, accompanied by the certification of an authorized officer of Purchaser to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded.

      (c) US$ 200,000, by wire transfer of immediately available funds, representing the amount of the Company's deposit/letter of credit with National City Bank of the Midwest under the DOT Security Agreement Number 272 for Charter Operator in the name of FS Tours, Inc. d/b/a Vacation Express.

(d) US$ 73,500, by wire transfer of immediately available funds, representing an amount equal to the Company's deposit/letter of credit with ARC.

(e) US$ 10,000, by wire transfer of immediately available funds, representing the amount of the letter of credit to Delta Airlines.

(f) An assignment and assumption agreement (the "Assumption Agreement") for the Assumed Liabilities, in the form annexed hereto as Exhibit F.

(g) The Bill of Sale, Lease Assignments, Intellectual Property Assignments, executed by Purchaser. (h) An opinion of legal counsel to Purchaser, in the form annexed hereto as Exhibit G. (i) A good standing certificate from the Secretary of State of Delaware for Purchaser. (j) Purchaser shall deliver to the landlord of the Leased Realty immediately available funds in the amount of US$ 105,175.

(k) Purchaser, Flightserv and FS SunTours shall have entered into mutually acceptable letter agreements with respect to the division of the Solarcom LLC Equipment Leases with Flightserv and the MCI Services Agreement dated August 27, 2004 between MCI WORLDCOM Communications, Inc. and Flightserv.

(l) Such other documents, instruments or agreements as may be reasonably requested by the Company.

      9.4 Transfer Costs. The Company and Purchaser shall share equally (a) any fees and disbursements in connection with the transfer of the Assets as provided in Section 2.1, and (b) all property transfer taxes, including, without limitation, conveyance, sales, use and stamp taxes and any recording, registration, and other fees, which become payable in connection with the Closing of the transactions contemplated by this Agreement.

      9.5 Further Assurances. The parties hereto will, at any time on or after the Closing Date, take any and all steps reasonably requested by the other party to confirm title to Purchaser of the Assets (or any portion thereof), and will do, execute, acknowledge and deliver all such further acts, deeds, conveyances, powers of attorney and assurances as may be required for the more effective transfer to Purchaser, or its successors or assigns, of any of the Assets and to consummate the transactions contemplated hereby.

(a) A copy of all corporate resolutions authorizing the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated herein and therein, accompanied by the certification of an authorized officer of Purchaser to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded.

(b) US$ 200,000, by wire transfer of immediately available funds, representing the amount of the Company's deposit/letter of credit with National City Bank of the Midwest under the DOT Security Agreement Number 272 for Charter Operator in the name of FS Tours, Inc. d/b/a Vacation Express..

(c) US$ 73,500, by wire transfer of immediately available funds, representing an amount equal to the Company's deposit/letter of credit with ARC.

(d) US$ 10,000, by wire transfer of immediately available funds, representing the amount of the letter of credit to Delta Airlines.

(e) An assignment and assumption agreement (the "Assumption Agreement") for the Assumed Liabilities, in the form annexed hereto as Exhibit F.

(f) The Bill of Sale, Lease Assignments, Intellectual Property Assignments, executed by Purchaser.

(g) An opinion of legal counsel to Purchaser, in the form annexed hereto as Exhibit G.

(h) A good standing certificate from the Secretary of State of Delaware for Purchaser.

(i) Purchaser shall deliver to the landlord of the Leased Realty immediately available funds in the amount of US$ 105,175.

(j) Purchaser, Flightserv and FS SunTours shall have entered into mutually acceptable letter agreements with respect to the division of the Solarcom LLC Equipment Leases with Flightserv and the MCI Services Agreement dated August 27, 2004 between MCI WORLDCOM Communications, Inc. and Flightserv.

(k) Such other documents, instruments or agreements as may be reasonably requested by the Company.

      9.4 Transfer Costs. The Company and Purchaser shall share equally (a) any fees and disbursements in connection with the transfer of the Assets as provided in Section 2.1, and (b) all property transfer taxes, including, without limitation, conveyance, sales, use and stamp taxes and any recording, registration, and other fees, which become payable in connection with the Closing of the transactions contemplated by this Agreement.

      9.5 Further Assurances. The parties hereto will, at any time on or after the Closing Date, take any and all steps reasonably requested by the other party to confirm title to Purchaser of the Assets (or any portion thereof), and will do, execute, acknowledge and deliver all such further acts, deeds, conveyances, powers of attorney and assurances as may be required for the more effective transfer to Purchaser, or its successors or assigns, of any of the Assets and to consummate the transactions contemplated hereby.

Article II

                                                  INDEMNIFICATION

      10.1 Indemnification by the Company. From and after the Closing Date, the Company will indemnify, defend and hold harmless Purchaser and its officers, directors and Affiliates from, against, and with respect to any and all action or cause of action, loss, damage, claim, obligation, liability, penalty, fine, cost and expense (including, without limitation, reasonable attorneys' and consultants' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding, demand or request for action by any governmental or administrative entity), of any kind or character (a "Loss") arising out of or in connection with any of the following:

      (a) any breach of any of the representations or warranties, covenants or agreements of the Company contained in or made pursuant to this Agreement or any Ancillary Document;

      (b) any Excluded Liability; and

      (c) any claim made against Purchaser by any creditor of, or claimant against the Company as a result of the waiver granted pursuant to Section 6.2.

      10.2 Indemnification by Purchaser. From and after the Closing Date, Purchaser will indemnify, defend and hold harmless the Company and each of their officers, directors and Affiliates from, against and with respect to any Loss arising out of or in connection with any of the following:

      (a) any breach of any of the representations and warranties, covenant or agreement of Purchaser contained in or made pursuant to this Agreement or any Ancillary Document; and

      (b) the Assumed Liabilities.

      10.3 Indemnification Threshold. Neither party will be entitled to indemnification under Section 10.1(a) or Section 10.2(a) hereof until such party has sustained aggregate Losses under such Sections in excess of Fifty Thousand Dollars (US$50,000.00) (the "Threshold"). If either party suffers indemnifiable Losses in excess of the Threshold, such party will be entitled to indemnification hereunder with respect to the aggregate amount of all such indemnifiable Losses in excess of the Threshold. Furthermore, payments by the Indemnifying Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party with respect to such Losses.

      10.4 Time Limits on Indemnification. Neither party will have liability to the other party for indemnification under Section 10.1(a) (other than in connection with Losses with respect to breaches of the representations and warranties contained in Section 4.6 hereto (unless notice of loss is given by the Indemnified Party within three (3) years of Closing)) or Section 10.2(a), unless notice of the Loss is given by the Indemnified Party to the Indemnifying Party within eighteen (18) months of the Closing Date.

      10.5 Notice of Third Party Claim. A party that may be entitled to be indemnified pursuant to Section 10.1 or 10.2 (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") in writing within fifteen (15) days of notice of any pending or threatened claim or demand asserted by a third party which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement ("Third Party Claims") against the Indemnified Party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is materially prejudiced by such failure. Subject to the Indemnifying Party's right to defend in good faith Third Party Claims as hereinafter provided, the Indemnifying Party shall satisfy or contest its obligations under this Article X within fifteen (15) days after the receipt of written notice thereof from the Indemnified Party. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from a Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnified Party may participate in such defense and retain separate counsel at its own cost and expense, without prejudice to the rights of the parties to control the defense of their respective interests. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld); provided, however that any such settlement shall in all cases release the Indemnified Party from all liability with respect thereto.

      10.6 Claims between Purchaser and the Company. Purchaser and the Company shall attempt to resolve between themselves any claims for indemnification hereunder not a result of a Third Party Claim. The notification provisions of
Section 10.5 shall also apply to claims between Purchaser and the Company. Any disputes not resolved within ninety (90) days of notice shall be settled by arbitration as provided in Section 12.6.

      10.7 Dollar Limit on Indemnification by Purchaser and the Company. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Losses which may be recovered (a) from the Company or its Affiliates by Purchaser and its Affiliates arising out of or resulting from the causes enumerated in Section 10.1(a) (with the exception of any Losses relating to or arising from the breach of any representation or warranty contained in Section 4.1, 4.2, 4.3 and 4.6, or with respect to an indemnity pursuant to Sections 10.1(b) or (c)), or (b) from Purchaser or its Affiliates by the Company and its Affiliates arising out of or resulting from the causes enumerated in Section 10.2(a) (with the exception of any Losses relating to or arising from the breach of any representation or warranty contained in Section 5.1, 5.2 and 5.3 or with respect to an indemnity pursuant to Section 10.1(b)), shall in either case be an amount equal to One Million Dollars (US$1,000,000).

      10.8 Exclusive Remedy. Except as otherwise expressly provided herein, or in the case of any intentional default, the provisions of this Article X shall be the exclusive remedy of the parties hereto with respect to any Loss covered hereby.

      10.9 Limitation on Damages. The Losses covered by this Article X shall be limited to the direct and indirect out-of-pocket costs of the Indemnified Party.

Article III

                                   TERMINATION

11.1     Termination. This Agreement may be terminated at any time prior to the
         Closing:

      (a) By the mutual written consent of Purchaser and the Company;

      (b) By the Company (if the Company is not then in breach of any term of this Agreement), if Purchaser (i) fails to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breaches any of its representations or warranties contained herein, which failure or breach is not cured within ten (10) days after the Company has notified Purchaser of its intent to terminate this Agreement pursuant to this subparagraph; or (iii) the conditions precedent to the Company's obligations have not been met;

      (c) By Purchaser (if Purchaser is not then in breach of any term of this Agreement), if the Company (i) fails to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breaches any of its representations or warranties contained herein , which failure or breach is not cured within ten (10) days after Purchaser has notified the Company of its intent to terminate this Agreement pursuant to this subparagraph; or (iii) the conditions precedent to Purchaser's obligations have not been met;

      (d) By either the Company or Purchaser, if there is any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Seller or Century which prohibits or restrains Purchaser or the Company from consummating the transactions contemplated hereby;

      (e) By either party if the Closing has not occurred by the later of (i) thirty (30) days after the date hereof, or (ii) December 15, 2004; or

      (f) By Purchaser pursuant to Section 12.15.

      11.2 Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for the obligations under Sections 12.1 (with respect to expenses) and 12.2 (with respect to publicity); provided, however, that termination pursuant to Sections 11.1(b) or (c) will not relieve the defaulting or breaching party from any liability to any other party hereto, in the case of fraud or an intentional default of the defaulting party.

                                   Article IV

                                  MISCELLANEOUS

      11.1 Expenses. Each party shall bear its own fees, costs and expenses incurred in connection with the transactions contemplated hereby.

      11.2 Publicity. Except as may be required by law or stock exchange rules, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement. Notwithstanding the foregoing, where an announcement is required by law or stock exchange rules, the party required to make such an announcement shall notify the other party of such requirement (and provide a copy of such announcement to the other party) as soon as practicable in advance of such announcement and, to the extent practical, take the views of the other party in respect of such announcement into account prior to making such announcement.

      11.3 Best Efforts. Each party hereto agrees to use its best efforts to satisfy the conditions to the Closing set forth in this Agreement and otherwise to consummate the transactions contemplated by this Agreement.

      11.4 Notices. All notices, demands and other communications made hereunder will be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid) or by telecopy (with telephone confirmation), and will be deemed to have been given or made when personally delivered, the day following the date deposited with such overnight courier service or when transmitted to telecopy machine and confirmed by telephone, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to the Company:

FS Tours, Inc.
c/o RCG Companies Incorporated
6836 Morrison Road
Suite 200
Charlotte, NC  28211
Attention:  Michael Pruitt
Facsimile No.:  (704) 366-5056.

If to Purchaser:

Vacation Acquisition, LLC
c/o Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY  10178
Attention:  William L. Bricker, Jr.
Facsimile No.:  (212) 697-1559

      12.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the ------------- State of Delaware, applicable to contracts executed in and to be performed entirely within that state.

      12.6 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in New York City under the AAA Commercial Arbitration Rules. The panel of arbitrators shall consist of three arbitrators. Each party shall select one arbitrator and the two selected arbitrators shall select a third to complete the panel. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The determination of the arbitrators shall be final and binding on the parties.

      12.7 Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      12.8 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of all other parties hereto, and any purported assignment without such consent shall be void.

      12.9 Third Party Beneficiaries. None of the provisions of this Agreement or any document contemplated hereby is intended to grant any right or benefit to any person or entity which is not a party to this Agreement.

      12.10 Headings. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

      12.11 Amendments. Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement will be effective only if in writing and signed by all parties hereto and the parties hereto waive the right to amend the provisions of this Section orally.

      12.12 Specific Performance. The Company acknowledges that each of the Assets is unique and that if the Company fails to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to Purchaser for which there will be no adequate remedy at law. Purchaser shall be entitled, in addition to its other remedies pursuant to Article X hereof, to specific performance of this Agreement if the Company will, without cause, refuse to consummate the transactions contemplated by this Agreement.

      12.13 Severability. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement will not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there will be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

      12.14 Entire Agreement. This Agreement, the Ancillary Documents and the Schedules and Exhibits hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the parties with respect to such subject matter.

      12.15 Representations and Warranties Exclusive. The representations, warranties, covenants and agreements set forth in this Agreement and the Ancillary Documents (including all of the Schedules and Exhibits hereto and thereto) constitute all of the representations, warranties, covenants and agreements of the parties hereto and their respective shareholders, directors, officers, employees, affiliates, advisors (including financial, legal, and accounting advisors), agents and representatives and upon which the parties have relied. The parties expressly disclaim any implied warranties. In particular, and without limiting the generality of the foregoing, the Purchaser acknowledges and agrees that except as expressly contemplated hereby, in making its decision to purchase the Acquired Assets and assume the Assumed Liabilities, except to the extent set forth herein or in the Ancillary Documents (including all of the Schedules and Exhibits hereto and thereto), it is not relying on (a) any information set forth in any information distributed in connection with the proposed sale of the Acquired Assets or the Business or the assumption Assumed Liabilities, (b) any information or materials, oral or written, distributed or made available to the Purchaser prior to the date hereof other than matters set forth in this Agreement, including the Exhibits and Schedules hereto or any Ancillary Document, or (c) any financial projection, forecast or business plan relating to the Business. To the extent an event or occurrence makes the Schedules not true and accurate at any time prior to Closing, the Company shall update such Schedules and deliver them to Purchaser prior to Closing.

      12.16 Disclosure Schedules. Disclosure of any matter in any of the Schedules hereto shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement. To the extent that any representation or warranty in Article IV of this Agreement is qualified by materiality or "Material Adverse Effect," the inclusion of any matter in any Schedule in Article IV of this Agreement does not constitute a determination by the Company that any such matter is material.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officer or representative as of the date first above written.


                                       FS Tours, Inc.



                              By:
                                       ---------------------------------------
                                       Name:
                                       Title:


                                       Vacation Acquisition, LLC



                              By:
                                       ---------------------------------------
                                       Name:
                                       Title:

                                    EXHIBIT A

                             [Intentionally Omitted]

                                    EXHIBIT B

                                  Bill of Sale

                                    EXHIBIT C

                                Lease Assignments

                                    EXHIBIT D

                        Intellectual Property Assignments

                                    EXHIBIT E

                        Opinion of Counsel to the Company

                                    EXHIBIT F

                              Assumption Agreement

                                    EXHIBIT G

                         Opinion of Counsel to Purchaser

                                    EXHIBIT H

                                    Releases

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                 FS TOURS, INC.

                                       AND

                            VACATION ACQUISITION, LLC


                                   DATED AS OF


                                December 9, 2004


                                                 TABLE OF CONTENTS
                                                                                                             Page #

Article I DEFINITIONS.............................................................................................1


Article II SALE AND PURCHASE OF ASSETS............................................................................4

   2.1      Transfer of the Assets................................................................................4
   2.2      Assets................................................................................................4
   2.3      Assumed Liabilities...................................................................................7
   2.4      Excluded Liabilities..................................................................................7

Article III PURCHASE PRICE AND ADJUSTMENT.........................................................................8

   3.1      Purchase Price........................................................................................8
   3.2      [Intentionally Omitted]................................................................................
   3.3      [Intentionally Omitted]...............................................................................8
   3.4      [Intentionally Omitted]...............................................................................8
   3.5      [Intentionally Omitted]................................................................................
   3.6      Effectiveness.........................................................................................8

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................8

   4.1      Organization and Good Standing. ......................................................................8
   4.2      Authority; Enforceability.............................................................................8
   4.3      No Conflict or Breach.................................................................................9
   4.4      Governmental Consents and Approvals...................................................................9
   4.5      Litigation............................................................................................9
   4.6      Valid Title; No Liens................................................................................10
   4.7      Brokers..............................................................................................10
   4.8      Tax Matters..........................................................................................10
   4.9      Financial Statements; Undisclosed Liabilities........................................................11
   4.10     Receivables..........................................................................................12
   4.11     Consents and Approvals...............................................................................12
   4.12     Permits/Compliance with Laws.........................................................................12
   4.13     Employee Benefit Plans; ERISA........................................................................12
   4.14     Contracts............................................................................................13
   4.15     Condition and Sufficiency of Assets..................................................................14
   4.16     Environmental Matters................................................................................14
   4.17     Real Property........................................................................................15
   4.18     Labor Matters........................................................................................15
   4.19     Insurance............................................................................................16
   4.20     Intellectual Property................................................................................16
   4.21     Customer Relationships...............................................................................17
   4.22     Customer Deposits and Pre-Paid Expenses..............................................................17
   4.23     Full Disclosure......................................................................................17

Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER............................................................17

   5.1      Organization and Good Standing; Governing Documents..................................................17
   5.2      Authority; Enforceability............................................................................17
   5.3      No Conflict or Breach................................................................................18

   5.4      Governmental Consents and Approvals..................................................................18
   5.5      Litigation...........................................................................................18
   5.6      Brokers..............................................................................................18

Article VI COVENANTS.............................................................................................18

   6.1      Conduct of Business..................................................................................18
   6.2      Bulk Transfer Laws...................................................................................19
   6.3      Employees............................................................................................19
   6.4      Confidentiality; Tax Disclosure......................................................................19
   6.5      Notification of Certain Matters......................................................................20
   6.6      Access to Books and Records Following the Closing....................................................20
   6.7      Non-Competition; Non-Solicitation....................................................................21
   6.8      Credit Card Processing...............................................................................22
   6.9      Remaining Transitional Arrangement...................................................................22
   6.10     [Intentionally Omitted]................................................................................
   6.11     Operating Account Balances...........................................................................22
   6.12     FS SunTours Credit...................................................................................22
   6.13     FS SunTours Amounts Forgiven.........................................................................23
   6.14     FS SunTours Prepayments..............................................................................23

Article VII CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS......................................................23

   7.1      Representations and Warranties.......................................................................23
   7.2      Compliance with Covenants............................................................................23
   7.3      Absence of Litigation................................................................................23
   7.4      Due Diligence........................................................................................23
   7.5      FS SunTours Payable..................................................................................23
   7.6      Termination of DBA Certificates......................................................................23
   7.7      Permits..............................................................................................23
   7.8      Company's Affiliate Guarantee........................................................................24
   7.9      Transitional Arrangements............................................................................24
   7.10     Ancillary Documents..................................................................................24

Article VIII CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS...................................................24

   8.1      Representations and Warranties.......................................................................24
   8.2      Compliance with Covenants............................................................................24
   8.3      Absence of Litigation................................................................................24
   8.4      Purchaser Affiliate Guarantee........................................................................24
   8.5      Ancillary Agreements.................................................................................24

Article IX CLOSING...............................................................................................24

   9.1      Closing..............................................................................................24
   9.2      Deliveries by Seller.................................................................................25
   9.3      Deliveries by Purchaser..............................................................................26
   9.4      Transfer Costs.......................................................................................26
   9.5      Further Assurances...................................................................................26

Article X INDEMNIFICATION........................................................................................27

   10.1     Indemnification by the Company.......................................................................27
   10.2     Indemnification by Purchaser.........................................................................27
   10.3     Indemnification Threshold............................................................................27
   10.4     Time Limits on Indemnification.......................................................................27
   10.5     Notice of Third Party Claim..........................................................................28
   10.6     Claims between Purchaser and the Company.............................................................28
   10.7     Dollar Limit on Indemnification by Purchaser and the Company.........................................28
   10.8     Exclusive Remedy.  ..................................................................................29
   10.9     Limitation on Damages................................................................................29

Article XI TERMINATION...........................................................................................29

   11.1     Termination..........................................................................................29
   11.2     Effect on Obligations................................................................................30

Article XII MISCELLANEOUS........................................................................................30

   12.1     Expenses.............................................................................................30
   12.2     Publicity............................................................................................30
   12.3     Best Efforts.........................................................................................30
   12.4     Notices..............................................................................................30
   12.5     Governing Law........................................................................................31
   12.6     Dispute Resolution...................................................................................31
   12.7     Counterparts.........................................................................................31
   12.8     Assignment...........................................................................................31
   12.9     Third Party Beneficiaries............................................................................31
   12.10       Headings..........................................................................................31
   12.11       Amendments........................................................................................31
   12.12       Specific Performance..............................................................................31
   12.13       Severability......................................................................................32
   12.14       Entire Agreement..................................................................................32
   12.15       Representations and Warranties Exclusive..........................................................32
   12.16       Disclosure Schedules..............................................................................32

EXHIBITS

   Exhibit A:  [Intentionally Omitted]
   Exhibit B:  Bill of Sale
   Exhibit C:  Lease Assignments
   Exhibit D:  Intellectual Property Assignments
   Exhibit E:  Opinion of Counsel to the Company
   Exhibit F:  Assumption Agreement
   Exhibit G:  Opinion of Counsel to Purchaser
   Exhibit H:  Releases
   Exhibit I:   Transitional Services Agreement

SCHEDULES

   Schedule 2.2(a)(ii)  Tangible Personal Property and Leases Related Thereto
   Schedule 2.2(a)(iii)  Contracts Other Than Excluded Contracts
   Schedule 2.2(b)(iv)  Excluded Contracts
   Schedule 2.2(b)(ix)  Transitory Arrangements
   Schedule 2.3(i)  Assumed Liabilities (Assumed Payables and Assumed Contracts)
   Schedule 4.4  Company Governmental Consents and Approvals
   Schedule 4.5  Litigation
   Schedule 4.6  Liens
   Schedule 4.8  Tax Matters
   Schedule 4.9(a)  Financial Information-GAAP Exceptions
   Schedule 4.9(b)  Material Adverse Effect
   Schedule 4.10  Receivables
   Schedule 4.11  Consents
   Schedule 4.12  Permits/Compliance With Laws
   Schedule 4.13  Employee Benefit Plans/ERISA
   Schedule 4.14(a)  Material Contracts
   Schedule 4.14(b)  Defaults Under Material Contracts
   Schedule 4.14(c)  Specific Contract Disclosures
   Schedule 4.15  Sufficiency of Assets
   Schedule 4.16  Environmental Matters
   Schedule 4.17(b) Leased Realty
   Schedule 4.18(a)  Employees
   Schedule 4.18(b)  Collective Bargaining and Other Employment Contracts
   Schedule 4.18(c) Grievances and Proceedings
   Schedule 4.18(d)  Labor Actions
   Schedule 4.18(f) Hostile Work Environment, Sexual Discrimination and Racial Discrimination
   Schedule 4.19  Insurance
   Schedule 4.20(a)  Registered Intellectual Property
   Schedule 4.20(b)  Intellectual Property Actions or Proceedings
   Schedule 4.20(c)  Rights in Business Intellectual Property
   Schedule 4.20(d)  Misappropriation of Intellectual Property
   Schedule 4.21  Customer Relationships
   Schedule 5.4  Purchaser Governmental Consents and Approvals
   Schedule 6.3 Employees to Whom Purchaser will Make Offers of Employment